Exhibit 99.1

Genzyme Creates Chief Operating Officer Position

Appoints Executive Vice President David Meeker to New Role

CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 30, 2010--Genzyme Corp. (NASDAQ: GENZ), a diversified, global biotechnology company, today announced that it has created the role of chief operating officer to establish a sharper focus on commercial execution, and has appointed Executive Vice President David Meeker to this position.

In this new role, Dr. Meeker will be responsible for Genzyme’s commercial organization, overseeing the company’s business units, country management organization, and global market access functions. He will work to maximize the potential of the company’s broad portfolio of products, most of which are in their growth phases. By integrating all aspects of its commercial organization, Genzyme is seeking to enhance communication and coordination, increase efficiency, and improve resource allocation.

“It is the right moment for us to make this change, as we grow in size, complexity, and global reach,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “We are working to create the organizational structure that will enable us to capitalize on the many opportunities that lie ahead. David has had a significant impact in a variety of roles at Genzyme, and I have confidence in him as he takes on the new COO position.”

Dr. Meeker joined Genzyme in 1994, with initial responsibility for the clinical development of therapeutic products, including treatments that are currently in the company’s Genetic Diseases portfolio. He went on to serve as head of Genzyme’s Genetic Diseases and Thyrogen® (thyrotropin alfa for injection) businesses in Europe, and was subsequently promoted to president of the global Genetic Diseases business. In this role, Dr. Meeker oversaw the successful global launches of Aldurazyme® (laronidase), Fabrazyme® (agalsidase beta) and Myozyme® (alglucosidase alfa).

In 2008, his responsibilities were expanded to include oversight of the company’s Biosurgery and Transplant businesses, which are making significant contributions to the company’s growth. Last year, Dr. Meeker was appointed to initiate the transformation of the company’s global manufacturing and quality operations. He has recruited two experienced, highly regarded industry veterans, Scott Canute and Ron Branning, to lead these organizations and continue this transformation. Given Dr. Meeker’s new role and commercial focus, Mr. Canute and Mr. Branning will now report to Mr. Termeer.

“Genzyme has one of the most promising portfolios in the industry, with therapies that have the potential to either save or transform patients’ lives,” said Dr. Meeker. “My objective is to create a more integrated and better coordinated commercial organization to maximize the potential of this portfolio, with the ultimate goal of better serving patients around the world.”

Prior to joining Genzyme, Dr. Meeker was the director of the pulmonary critical care fellowship at the Cleveland Clinic and an assistant professor of medicine at Ohio State University. Dr. Meeker attended Dartmouth College and received his M.D. from the University of Vermont Medical School. He completed the Advanced Management Program at Harvard Business School in 2000.

About Genzyme

One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Important Information

Genzyme, its directors, and the other individuals identified in its preliminary proxy statement filed with the SEC on March 22, 2010, may be deemed to be participants in the solicitation of proxies from Genzyme's shareholders in connection with the company's 2010 annual meeting of shareholders. Information about the directors and other individuals and their interests can be found in the preliminary proxy statement, a copy of which is available at the SEC's web site at www.sec.gov

Genzyme shareholders are advised to read carefully the company's definitive proxy statement relating to the company's 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC, when they become available, before making any voting or investment decision, because they will contain important information. The definitive proxy statement and other reports, when available, can be obtained free of charge at the SEC's web site at www.sec.gov or from Genzyme at www.genzyme.com A copy of the company's definitive proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Genzyme®, Thyrogen®, Aldurazyme®, Fabrazyme® and Myozyme® are registered trademarks of Genzyme Corporation, all rights reserved.

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Genzyme Corp.
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